UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Actavis Funding SCS (Exact Name of Registrant as Specified in Its Charter)	Warner Chilcott Limited (Exact Name of Registrant as Specified in Its Charter)

Luxembourg (State or Other Jurisdiction of Incorporation)	Bermuda (State or Other Jurisdiction of Incorporation)

98-1177603 (I.R.S. Employer Identification No.)	98-0496358 (I.R.S. Employer Identification No.)

46A, avenue J.F. Kennedy l-1855 Luxembourg Grand Duchy of Luxembourg (Address of Principal Executive Offices)	Canon’s Court 22 Victoria Street Hamilton, HM 12 Bermuda (Address of Principal Executive Offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
$500,000,000 Floating Rate Notes due 2016	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A. (c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A. (d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: 333-202168-02

Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1.	Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are $500,000,000 in aggregate principal amount of Floating Rate Notes due 2016 (the “2016 Floating Rate Notes”) of Actavis Funding SCS, an indirectly wholly-owned subsidiary of Warner Chilcott Limited (the “Company”), which are jointly and severally, irrevocably and unconditionally guaranteed by each of the Company, Actavis Capital S.à r.l. and Actavis, Inc., each of which, except the Company, are wholly-owned indirect subsidiaries of the Company. The descriptions of the 2016 Floating Rate Notes are contained in the Company’s Prospectus, dated February 19, 2015, included in the Company’s registration statement on Form S-3 (File No. 333-202168) under the caption “Description of the Actavis Funding SCS debt securities” and the Actavis Funding SCS’ Prospectus Supplement with respect to the 2016 Floating Rate Notes, among other debt securities of Actavis Funding SCS, dated March 3, 2015, under the caption “Description of the notes,” and those sections are incorporated herein by reference.

Item 2.	Exhibits.

Exhibit No.	Description

4.1	Indenture between Actavis Funding SCS and Warner Chilcott Limited, Actavis Capital S.à r.l., and Actavis Inc., as guarantors, and Wells Fargo Bank, N.A., as trustee, dated as of March 12, 2015 (incorporated by reference herein to Exhibit 4.1 of Actavis plc’s Current Report on Form 8-K filed on March 12, 2015).

4.2	First Supplemental Indenture between Actavis Funding SCS and Warner Chilcott Limited, Actavis Capital S.à r.l., and Actavis Inc., as guarantors, and Wells Fargo Bank, N.A., as trustee, dated as of March 12, 2015 (incorporated by reference herein to Exhibit 4.2 of Actavis plc’s Current Report on Form 8-K filed on March 12, 2015).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 17, 2015	Actavis Funding SCS

For and on behalf of Actavis International Holding S.à r.l., in its capacity as General Partner of the Company, itself represented by:

	By:	/s/ Stephen Kaufhold
	Name:	Stephen Kaufhold
	Title:	Class A Manager

	By:	/s/ Sébastien Rimlinger
	Name:	Sébastien Rimlinger
	Title:	Class B Manager

Warner Chilcott Limited

	By:	/s/ A. Robert D. Bailey
	Name:	A. Robert D. Bailey
	Title:	Secretary

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